SUBJECT TO COMPLETION DATED FEBRUARY 10, 2015

The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell, nor do they seek an offer to buy, securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-192302
PRICING SUPPLEMENT NO. 2015-CMTNG
(to prospectus supplement and prospectus
each dated November 13, 2013)
NZ$  ,000,000
Medium-Term Senior Notes, Series G
% Notes due 2020

The notes will mature on February 20, 2020.  The notes will bear interest at a fixed rate that will be determined on the pricing date and will be between 4.350% and 4.550% per annum.  Interest on the notes is payable annually on the 20th day of each February, commencing February 20, 2016.  The notes may not be redeemed prior to maturity unless changes involving United States taxation occur which could require Citigroup to pay additional amounts, as described under “Description of Debt Securities — Payment of Additional Amounts” and “—Redemption for Tax Purposes” in the accompanying prospectus.

The notes are being offered globally for sale in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.  Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange, but Citigroup is not required to maintain this listing.  See “Description of Debt Securities — Listing” in the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission nor the Luxembourg Stock Exchange has approved or disapproved of these notes or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	100.000%	NZ$
Underwriting Discount	—%	NZ$—
Proceeds to Citigroup	100.000%	NZ$

Interest on the notes will accrue from February 20, 2015 to the date of delivery.

Investing in the notes involves risks.  See “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement.

The agent is offering the notes subject to various  conditions.  The agent expects that the notes will be ready for delivery to investors on or about February 20, 2015, in book-entry form only through the facilities of Clearstream and Euroclear.

The notes are not deposits or savings accounts but are unsecured  debt obligations of Citigroup.  The notes are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

Citigroup
February   , 2015

Prospectus Supplement
Risk Factors	S-1
Important Currency Information	S-3
Forward-Looking Statements	S-4
Description of the Notes	S-5
United States Tax Considerations	S-23
Plan of Distribution	S-33
Conflicts of Interest	S-34
Benefit Plan Investor Considerations	S-37
Legal Matters	S-39

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
United States Federal Income Tax Considerations	36
Currency Conversions and Foreign Exchange Risks Affecting Debt Securities Denominated in a Foreign Currency	43
Description of Common Stock Warrants	45
Description of Index Warrants	47
Description of Capital Stock	50
Description of Preferred Stock	60
Description of Depositary Shares	62
Description of Stock Purchase Contracts and Stock Purchase Units	65
Plan of Distribution	66
ERISA Considerations	68
Legal Matters	69
Experts	69

We are responsible for the information contained and incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus that we prepare or authorize.  We have not authorized anyone to provide you with any other information, and we take no responsibility for any other information that others may provide you.  You should not assume that the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus, as well as information Citigroup previously filed with the Securities and Exchange Commission and incorporated by reference herein, is accurate as of any date other than the date of the relevant document.  Citigroup is not, and the agent is not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this pricing supplement and the accompanying prospectus supplement and prospectus.

Each of this pricing supplement and the accompanying prospectus supplement and prospectus is an advertisement for the purposes of applicable measures implementing the European Council Directive 2003/71/EC (such Directive, together with any applicable implementing measures in the relevant home Member State under such Directive, the “Prospectus Directive”).  A listing prospectus prepared pursuant to the Prospectus Directive will be published, which can be obtained from Registre de Commerce et des Sociétés à Luxembourg so long as any of the notes are outstanding and listed on the Luxembourg Stock Exchange.

The distribution or possession of this pricing supplement and the accompanying prospectus supplement and prospectus in or from certain jurisdictions may be restricted by law.  Persons into whose possession this pricing supplement and the accompanying prospectus supplement and prospectus come are required by Citigroup and the agent to inform themselves about and to observe any such restrictions, and neither Citigroup nor the agent accepts any liability in relation thereto.  See “Supplemental Plan of Distribution”.

In connection with this issue, Citigroup Global Markets Limited as stabilizing manager (or persons acting on behalf of the stabilizing manager) may over-allot notes (provided that the aggregate principal amount of notes allotted does not exceed 105% of the aggregate principal amount of the notes) or effect transactions with a view to supporting the market price of the notes at a higher level than that which might otherwise prevail.  However, there is no obligation on the stabilizing manager (or persons acting on its behalf) to undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the notes is made and, if begun, may be discontinued at any time but must end no later than the earlier of 30 days after the issuance of the notes and 60 days after the allotment of the notes.

This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.  See “Supplemental Plan of Distribution”.

References in this pricing supplement to “Citigroup,” “we,” “our” or “us” are to Citigroup Inc., and not any of its subsidiaries, unless the context indicates otherwise.  References in this pricing supplement to “dollars”, “$” and “U.S. $” are to United States dollars and to “NZ$” are to New Zealand dollars.

FORWARD-LOOKING STATEMENTS

Certain statements in this pricing supplement and in other information incorporated by reference in this pricing supplement are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Generally, forward-looking statements are not based on historical facts but instead represent only Citigroup’s and management’s beliefs regarding future events. Such statements may be identified by words such as believe, expect, anticipate, intend, estimate, may increase, may fluctuate, and similar expressions, or future or conditional verbs such as will, should, would and could.

Such statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors, including without limitation the precautionary statements included in the accompanying prospectus and the factors listed under “Forward-Looking Statements” in Citigroup’s 2013 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014 and described under “Risk Factors” in Citigroup’s 2013 Annual Report on Form 10-K.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes supplements the description of the general terms set forth in the accompanying prospectus supplement and prospectus.  It is important for you to consider the information contained in this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the notes.  If any specific information regarding the notes in this pricing supplement is inconsistent with the more general terms of the notes described in the accompanying prospectus supplement or prospectus, you should rely on the information contained in this pricing supplement.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for November 13, 2013 on the SEC Web site):

Prospectus Supplement and Prospectus filed on November 13, 2013:
http://www.sec.gov/Archives/edgar/data/831001/000095010313006634/dp41870_424b2-ps11.htm

General

The notes offered by this pricing supplement are part of a series of senior debt securities issued under Citigroup’s senior debt indenture titled Medium-Term Senior Notes, Series G.  The notes will be limited initially to an aggregate principal amount of NZ$              .  Citigroup may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the notes.

The notes will be issued only in fully registered form without coupons, in denominations of NZ$10,000 and integral multiples of NZ$1,000 in excess thereof.  All the notes are unsecured obligations of Citigroup and will rank equally with all other unsecured senior indebtedness of Citigroup, whether currently existing or hereinafter created.

The currency for payment for the notes is New Zealand dollars.  However, when interests in the notes are held through DTC, all payments in respect of such DTC notes will be made in U.S. dollars, unless the holder of a beneficial interest in the DTC notes elects to receive payment in New Zealand dollars.  See “— Currency Conversions”.

The notes will be issued on February 20, 2015 and will mature on February 20, 2020.  The notes will bear interest at a fixed rate that will be determined on the pricing date and will be between 4.350% and 4.550% per annum.  Interest on the notes will be paid annually on the 20th day of each February, commencing February 20, 2016.  Interest will be paid as described under “Description of Debt Securities — Payments of Principal and Interest” and “— Interest Rate Determination — Fixed Rate Notes” in the accompanying prospectus, as supplemented by this pricing supplement.  As long as the notes remain in book-entry form, all payments of interest will be made to the persons in whose names the notes are registered at the close of business on the Business Day preceding the interest payment date.  A “Business Day” with respect to the notes means a day on which commercial banks settle payments and are open for general business in each of New York City, London, Auckland and Wellington and is also a TARGET business day (as defined in “Description of Debt Securities — Payments of Principal and Interest” in the accompanying prospectus).  Interest for any period will be calculated on the basis of the actual number of days elapsed and the actual number of days in the year.  All New Zealand dollar amounts payable under the notes will be rounded to the nearest New Zealand dollar, with five-tenths or more of NZ$1 to be rounded upward to the nearest NZ$1 per note.

The notes are subject to the defeasance provisions explained in “Description of Debt Securities — Defeasance — Senior Debt Indenture” in the accompanying  prospectus.  Any funds or securities deposited pursuant to the defeasance provisions will be NZ$ or New Zealand government notes.

A fiscal agency agreement has been entered into in relation to the notes between Citigroup and Citibank, N.A., as fiscal agent, registrar, transfer agent, principal paying agent and exchange agent.  Payment of principal and interest on the notes will be made through the office of the fiscal agent in London.  The holders of notes are bound by, and are deemed to have notice of, the provisions of the fiscal agency agreement.  Copies of the fiscal agency agreement are available for inspection during usual business hours at the principal office of the fiscal agent in London.

The provisions set forth under “Supplemental Provisions Relating to Non-U.S. Dollar Notes — Public Offering Price” in the accompanying prospectus supplement do not apply to the notes.

Book-Entry Notes

Notes which are sold outside the United States (the “international notes”) will be represented by beneficial interests in a fully registered permanent global note (the “international global note”) without interest coupons attached, which will be registered in the name of Citivic Nominees Limited, as nominee for, and shall be deposited on or about February 20, 2015 with Citibank, N.A., London office, as common depositary for, and in respect of interests held through, Euroclear Bank S.A./N.V. and Clearstream.

Notes which are sold in the United States (the “DTC notes”) will be represented by beneficial interests in a fully registered permanent global note (the “DTC global note” and, together with the international global note, the “global notes”) without interest coupons attached, which will be deposited on or about February 20, 2015 with Citibank, N.A., London office, as custodian for, and registered in the name of Cede & Co., as nominee for, The Depository Trust Company (“DTC”).

Together, the notes represented by the global notes will equal the aggregate principal amount of the notes outstanding at any time.  The amount of notes represented by each of the DTC global note and the international global note is evidenced by the register maintained for that purpose by the registrar.  Beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by Euroclear, Clearstream and DTC and their participants.  Except as described under “Description of Debt Securities — Book-Entry Procedures and Settlement — Definitive Notes and Paying Agents” in the accompanying prospectus, individual registered certificates will not be issued in exchange for beneficial interests in the global notes.

A holder of international notes will receive all payments under the international notes in New Zealand dollars.  A holder of DTC notes will receive all payments under the DTC notes in U.S. dollars, unless such holder makes an election to receive payment in NZ$ as described under “— Currency Conversions”.

Subject to applicable law and the terms of the indenture, Citigroup, the registrar and any paying agent will treat the persons in whose names the global notes are registered, initially Cede & Co. and Citivic Nominees Limited, as owners of such notes for the purpose of receiving payments of principal and interest (and additional amounts, if any) on the notes and for all other purposes whatsoever.  Therefore, none of Citigroup, the registrar or any paying agent has any direct responsibility or liability for the payment of principal of or interest on the notes to owners of beneficial interests in the global notes.  All payments made by Citigroup to the registered holders of the global notes shall discharge the liability of Citigroup under the notes to the extent of the sums so paid.

Secondary Market Trading in Relation to Global Notes

Trading between Euroclear and/or Clearstream Participants

Secondary market sales of book-entry interests in the notes held through Euroclear or Clearstream to purchasers of book-entry interests in the international notes through Euroclear or Clearstream will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional Eurobonds.

Trading between DTC Participants

Secondary market sales of book-entry interests in the DTC notes between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations if payment is effected in U.S. dollars, or free of payment if payment is not effected in U.S. dollars.  Where payment is not effected in U.S. dollars, separate payment arrangements outside DTC are required to be made between the DTC participants.

Trading between DTC Seller and Euroclear/Clearstream Purchaser

When book-entry interests in notes are to be transferred from the account of a DTC participant holding a beneficial interest in the DTC global note to the account of a Euroclear or Clearstream accountholder wishing to purchase a beneficial interest in the international global note (subject to any procedures provided for in the fiscal agency agreement), the DTC participant will deliver instructions for delivery to the relevant Euroclear or Clearstream  accountholder  to DTC by 12:00 noon, New York City time, on the settlement  date.  Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream accountholder.  On the settlement date, the custodian will instruct the registrar to (i) decrease the amount of notes registered in the name of Cede & Co. and evidenced by the DTC global note and (ii) increase the amount of notes registered in the name of the nominee (being Citivic Nominees Limited) of the common depositary for Euroclear and Clearstream and evidenced by the international global note.  Book-entry interests will be delivered free of payment to Euroclear or Clearstream, as the case may be, for credit to the relevant accountholder on the first business day following the settlement date but for value on the settlement date.

Trading between Euroclear/Clearstream Seller and DTC Purchaser

When book-entry interests in the notes are to be transferred from the account of a Euroclear or Clearstream accountholder to the account of a DTC participant wishing to purchase a beneficial interest in the DTC global note (subject to any procedures provided for in the fiscal agency agreement), the Euroclear or Clearstream participant must send to Euroclear or Clearstream delivery free of payment instructions by 7:45 p.m., Brussels/Luxembourg time, as the case may be, one business day prior to the settlement date.  Euroclear or Clearstream, as the case may be, will in turn transmit appropriate instructions to the common depositary for Euroclear and Clearstream and the registrar to arrange delivery to the DTC participant on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear and Clearstream accountholder, as the case may be.

On the settlement date, the common depositary for Euroclear and Clearstream will (a) transmit appropriate instructions to the custodian who will in turn deliver such book-entry interests in the notes free of payment to the relevant  account  of the  DTC participant  and (b) instruct  the registrar  to (i) decrease  the amount of notes registered in the name of the nominee (being Citivic Nominees Limited) of the common depositary for Euroclear and Clearstream and evidenced by the international global note and (ii) increase the amount of notes registered in the name of Cede & Co. and evidenced by the DTC global note.

Although the foregoing sets out the procedures of Euroclear, Clearstream and DTC in order to facilitate the transfers of interests in the notes among participants of Euroclear, Clearstream and DTC, none of Euroclear, Clearstream or DTC is under any obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.  Neither we, the fiscal agent, the registrar, the trustee, any paying agent, the agent or any affiliate of any of the above, nor any person by whom any of the above is controlled for the purposes of the United States Securities Act of 1933, as amended, will have any responsibility for the performance by Euroclear, Clearstream or DTC or their respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations or for the sufficiency for any purpose of the arrangements described above.

Currency Conversions

All payments in respect of DTC notes will be made in U.S. dollars, except as otherwise provided in this section.  As determined by the exchange agent under the terms of the fiscal agency agreement, in accordance with reasonable market practice, the amount of U.S. dollars payable in respect of any payment of principal or interest under the DTC notes will be based on the NZ$/U.S.$ rate of exchange prevailing as of 11:00 a.m. (London time) on the day which is two Business Days prior to the relevant payment date, less any costs incurred by the exchange agent for such conversion (to be shared pro rata among the holders of DTC notes accepting U.S. dollar payments in the proportion of their respective holdings), all in accordance with the fiscal agency agreement.  If an exchange rate bid quotation is not available, the exchange agent shall obtain a bid quotation from a leading foreign exchange bank in London selected by the exchange agent for such purpose after consultation with Citigroup.  If no bid quotation from a leading foreign exchange bank is available, payment will be in New Zealand dollars to the account or accounts specified by DTC to the exchange agent.

Notwithstanding the above, the holder of a beneficial interest in DTC notes may elect to receive payments under such DTC notes in New Zealand dollars by notifying the DTC participant through which its DTC notes are held on or prior to the fifteenth New York business day prior to the applicable payment date of (1) such investor’s election to receive all or a portion of such payment in New Zealand dollars and (2) wire instructions to a New Zealand dollar account outside the United States.  DTC must be notified of such election and wire transfer instructions on or prior to the twelfth New York business day prior to the applicable payment date.  DTC will notify the fiscal agent and the paying agent of such election and wire transfer instructions on or prior to 5:00 p.m. New York City time on the tenth New York business day prior to the applicable payment date.  For purposes of this paragraph, “New York business day” means any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to close.

If complete instructions are forwarded to DTC through DTC participants and by DTC to the fiscal agent and the paying agent on or prior to such dates, such holder will receive payment in New Zealand dollars outside DTC; otherwise, only U.S. dollar payments will be made by the fiscal agent to DTC.  All costs of such payment by wire transfer will be borne by holders of beneficial interests receiving such payments by deduction from such payments.

Although DTC has agreed to the foregoing procedures, it is under no obligation to perform or continue to perform these procedures, and these procedures may be modified or discontinued at any time.

Unavailability of New Zealand Dollars

Except as set forth below, if the New Zealand dollar is —

•	unavailable due to the imposition of exchange controls or other circumstances beyond Citigroup’s control;

•	no longer used by the government of New Zealand; or

•	no longer used for the settlement of transactions by public institutions of the international banking community —

then all payments on the notes will be made in U.S. dollars until the New Zealand dollar is again available or so used.  The amounts so payable on any date shall be converted into U.S. dollars in the manner set forth above under “— Currency Conversions”.  Any payment on the notes made under such circumstances in U.S. dollars will not constitute a default or an event of default under the indenture.

If the New Zealand dollar is officially redenominated, then the payment obligations of Citigroup on the notes will be the amount of redenominated currency that represents the amount of Citigroup’s obligations immediately before the redenomination.  The notes do not provide for any adjustment to any amount payable under the notes as a result of any change in the value of the New Zealand dollar relative to any other currency due solely to fluctuations in exchange rates.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Citigroup Global Markets Limited is acting as the agent for this offering.  The terms and conditions set forth in the Global Selling Agency Agreement dated November 13, 2013 among Citigroup Inc. and the agents party thereto, as amended by the agent accession confirmation pursuant to which Citigroup Global Markets Limited became an agent under the Global Selling Agency Agreement (the “GSAA”), govern the sale and purchase of the Notes.  The agent has agreed to purchase from Citigroup, and Citigroup has agreed to sell to the agent, the full principal amount of notes offered by this pricing supplement.

The agent is not a U.S. registered broker-dealer, and therefore, to the extent it intends to effect any sales of the notes in the United States, it will do so through an affiliated U.S. registered broker-dealer in accordance with the applicable U.S. securities laws and regulations, and as permitted by the regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

The GSAA provides that the obligations of the agent to pay for and accept delivery of the notes is subject to customary conditions.  The agent is acting as principal in this offering and is committed to take and pay for all of the notes if any are taken.

After the public offering, the public offering price may be changed by the agent.

The agent is offering the notes subject to prior sale and its acceptance of the notes from Citigroup.  The agent may reject any order in whole or in part.

Citigroup has agreed to indemnify the agent against liabilities relating to material misstatements and omissions.

In connection with the offering, the agent may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the agent of a greater number of notes than it is required to purchase in the offering.

•	Stabilizing transactions involve bids to purchase the notes so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the agent for its own accounts, may have the effect of preventing or retarding a decline in the market price of the notes.  They may also cause the price of the notes to be higher than it would otherwise be in the absence of such transactions.  The agent may conduct these transactions in the over-the-counter market or otherwise.  The agent is not required to engage in any of these activities and may end any of these activities at any time.

The notes are a new issuance of securities with no established trading market.  Citigroup will apply for listing and trading of the notes on the regulated market of the Luxembourg Stock Exchange but we are not required to maintain this listing.  See “Description of Debt Securities — Listing” in the accompanying prospectus.  Citigroup has been advised by the agent that it presently intends to make a market in the notes, as permitted by applicable laws and regulations.  The agent is not obligated, however, to make a market in the notes and may discontinue any market making at any time at its sole discretion.  Accordingly, Citigroup can make no assurance as to the liquidity of, or trading markets for, the notes.

The agent and its affiliates may engage in transactions (which may include commercial banking transactions) with, and perform services for, Citigroup or one or more of its affiliates in the ordinary course of business for which they may receive customary fees and reimbursement of expenses.

Conflicts of Interest. Citigroup Global Markets Limited, the agent for this offering, is a subsidiary of Citigroup.  Accordingly, the offering of the notes will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in FINRA Rule 5121 if sales of the notes are effected in the United States through a U.S. registered broker-dealer affiliate of Citigroup Global Markets Limited.  Client accounts over which such affiliate has investment discretion are not permitted to purchase the notes, either directly or indirectly, without the specific written approval of the accountholder.

This pricing supplement, together with the accompanying prospectus supplement and prospectus, may also be used by Citigroup’s broker-dealer subsidiaries or other subsidiaries or affiliates of Citigroup in connection with offers and sales of the notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these subsidiaries may act as principal or agent in such transactions.

We expect that delivery of the notes will be made against payment therefor on or about February 20, 2015, which is more than three business days after the date hereof.  Under Rule 15c6-1 of the Securities Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the notes prior to the third business day preceding the issue date will be required, by virtue of the fact that the notes initially will not settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The notes are being offered globally for sale in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of this document.

The agent has agreed that it will not offer, sell or deliver any of the notes, directly or indirectly, or distribute this pricing supplement or the accompanying prospectus supplement and prospectus or any other offering material relating to the notes, in or from any jurisdiction, except when to the best knowledge and belief of the agent it is permitted under applicable laws and regulations. In so doing, the agent will not impose any obligations on Citigroup, except as set forth in the GSAA.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member  State”), the agent has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of notes which are the subject of the offering contemplated by this pricing supplement to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) to (c) above shall require the issuer or the agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that  Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each Relevant Member State.

This EEA selling restriction is in addition to the other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

This pricing supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).  This pricing supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom.  Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

The agent has represented and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the UK Financial Services Act 2000 (as amended, “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in France

Neither this pricing supplement nor any other offering material relating to the notes described in this pricing supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers.  The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.  Neither this pricing supplement nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

•
to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restraint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•
in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes offered in this pricing supplement have not been registered under the Financial Instruments and Exchange Law of Japan.  The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This pricing supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except

•
to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

UNITED STATES FEDERAL TAX CONSIDERATIONS

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as debt instruments denominated in a currency other than the U.S. dollar for U.S. federal income tax purposes, and will therefore be subject to special rules under Section 988 of the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder.  Please see “United States Federal Tax Considerations — Tax Consequences to U.S. Holders — Foreign Currency Notes” in the accompanying prospectus supplement.

Subject to the discussion in the accompanying prospectus supplement regarding “FATCA,” if you are a Non-U.S. Holder (as defined in the accompanying prospectus supplement) of notes, you generally will not be subject to U.S. federal withholding or income tax in respect of payments on or amounts received on the sale, exchange, redemption or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.  See “United States Federal Tax Considerations — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

For a description of the material U.S. federal income tax consequences and certain estate tax consequences of the purchase, ownership and disposition of the notes, please refer to “United States Federal Tax Considerations” in the accompanying prospectus supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

GENERAL INFORMATION

Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange. The listing prospectus and Citigroup’s current annual and quarterly reports, as well as all other documents incorporated by reference in the listing prospectus, will be published on the website of the Luxembourg Stock Exchange (www.bourse.lu) so long as any of the notes are outstanding and listed on the Luxembourg Stock Exchange.

You can also request copies (free of charge) of (1) this pricing supplement, the accompanying prospectus supplement and prospectus and the indenture, and (2) Citigroup’s annual, quarterly and current reports, as well as other documents incorporated by reference in this pricing supplement, including future annual, quarterly and current reports, by following the directions under “Where You Can Find More Information” on page 6 of the accompanying prospectus.

The notes have been accepted for clearance through Euroclear and Clearstream and have been assigned Common Code No.             , International Security Identification Number (ISIN) and XS                , and CUSIP No.                          .